Exhibit 99.1

California American Water Reaches Partial Settlement Agreement in General Rate Case

Sacramento, Calif. (June 9, 2026) – Yesterday, California American Water filed with the California Public Utilities Commission (CPUC) a partial settlement agreement for its statewide General Rate Case to set revenue for 2027 to 2029. The filing memorializes the settlement agreement reached with the CPUC’s Public Advocates Office. The remaining issue regarding treatment of Construction Work in Progress (CWIP) is pending.

Under the terms of the settlement, California American Water is permitted to recover additional annualized water and wastewater revenues of $24 million in test year 2027, $21 million estimated for escalation year 2028, and $22 million estimated for attrition year 2029 if CWIP remains in rate base. The 2027 increase is compared to the Company’s revised proposed increase of $43 million above 2026 expected revenues.

The settlement agreement also strengthens California American Water’s Customer Assistance Program discounts from 35 percent to 50 percent off the typical bill for qualified residential customers in Central California and continues discounts of 25 percent for qualified customers in Northern and Southern California. The settlement also authorizes the expansion of the Multi-family Assistance Payment Program pilot to qualified residents of multi-family housing in Monterey County.

California American Water will implement the new rates effective January 1, 2027, upon receiving the CPUC’s decision on the settlement agreement and the outstanding issue of CWIP treatment.  While other parties are involved in this General Rate Case, the settlement announced today is with the CPUC’s Public Advocates Office. Customers in each of California American Water’s service areas will receive more information ahead of the implementation of new rates, as well as information about customer assistance and conservation programs.

Regulated water utilities like California American Water are required by law to file a General Rate Case every three years with the CPUC to set revenues and rates. The current General Rate Case was filed on July 1, 2025, reflecting approximately $750 million of ongoing water and wastewater system investments completed and planned from 2025 through 2028. The request reinforces the Company’s commitment to implementing critical system upgrades and continuing to improve water quality and reliability for its approximately 720,000 people served.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water's approximately 7,000 talented professionals leverage their significant expertise and the company's national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders. For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About California American Water
California American Water, a subsidiary of American Water with approximately 300 dedicated employees, provides safe, clean, reliable and affordable water and wastewater services to approximately 720,000 people.

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Media Contact:
Evan Jacobs
Director, Communications & External Affairs
California and Hawaii American Water
Cell: 707-495-6135
evan.jacobs@amwater.com

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